February 28, 2005



Steven Jacobs, Senior Staff Accountant
Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 0409
450 Fifth Street, NW
Washington, D.C.  20549

         Re:      WNC Housing Tax Credits IV, L.P., Series 10
                  Form 10-K for the year ended March 31, 2004
                  Form 10-Q for the quarter ended June 30, 2004
                  File No.  0-50837

Dear Mr. Jacobs:

     We are in receipt of your letter dated February 14, 2005 respecting the referenced matters.

     We are endeavoring to respond to your comments as quickly as possible, but business exigencies prevent us from doing so within the 10-business day period set forth in your letter. Please be advised that we are striving to provide a substantive response to your letter no later than March 14, 2005.

                                        Very truly yours,




                                        /s/ Thomas J. Riha
                                        ------------------
                                        Thomas J. Riha,
                                        Senior Vice President - Chief Financial
                                        Officer, WNC & Associates, Inc.